UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 3, 2011
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THORATEC CORPORATION
(Exact name of Registrant as Specified in its Charter)
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California	000-49798	94-2340464
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Stoneridge Drive, Pleasanton, California (Address of Principal Executive Offices)	94588 (Zip Code)

Registrant’s telephone number, including area code (925) 847-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 3, 2011, Thoratec Corporation, a California corporation (“Thoratec”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Levitronix LLC, a Delaware limited liability company (“Levitronix Medical”), Revere Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Thoratec (the “Transitory Sub”), Pharos, LLC, a Delaware limited liability company (“Pharos”), Levitronix Technologies, LLC, a Delaware limited liability company (“Levitronix Technologies”), certain former members of Levitronix (including Pharos), certain members of Pharos and Pharos, as Seller Representative.

Pursuant to the terms of the Merger Agreement, on August 3, 2011, Thoratec acquired the medical business of Levitronix Medical pursuant to a two-step transaction involving a direct purchase of equity interests of Levitronix Medical from substantially all of the former members of Levitronix Medical (the “Share Sale”) followed by a merger of Transitory Sub with and into Levitronix Medical in order for Thoratec to acquire the remaining equity interests of Levitronix Medical, with Levitronix Medical continuing as the surviving company (the “Merger”, and together with the Share Sale, the “Acquisition”).  Upon the effectiveness of the Merger, Levitronix Medical’s name was changed to Thoratec LLC.  Prior to the Acquisition, all assets and liabilities of Levitronix Medical and its subsidiaries primarily related to the non-medical field were transferred to Levitronix Technologies and its subsidiaries, and the equity interests in Levitronix Technologies were distributed to the former members of Levitronix Medical.

The aggregate value of the cash consideration paid at the closing of the Acquisition was approximately $110.0 million.  In addition, earn-out payments up to an aggregate amount of $40.0 million will be payable over four years, contingent upon the achievement of certain minimum revenues generated through sales of Levitronix Medical’s products.

Thoratec and the Transitory Sub (the “Thoratec Parties”), on one hand, and Levitronix Medical, Levitronix Technologies and the former members of Levitronix Medical (the “Levitronix Parties”), on the other hand, made customary representations and warranties for a transaction of this type in the Merger Agreement and agreed to certain customary covenants, as well as covenants prohibiting Pharos, Levitronix Technologies and its subsidiaries from (i) competing with the Levitronix Medical business in specified fields for a period of five years following the closing of the Acquisition and (ii) soliciting employees who transferred to Thoratec or its subsidiaries in connection with the Acquisition for a period of two years following the closing of the Acquisition.  Subject to certain exceptions and limitations, the Thoratec Parties and the Levitronix Parties have agreed to indemnify each other for breaches of representations, warranties and covenants and other specified matters. $7.5 million of the cash consideration paid at the closing of the Acquisition was deposited in escrow and will be available for a period of eighteen months to satisfy any amounts owed by the Levitronix Parties to the Thoratec Parties pursuant to the indemnification provisions of the Merger Agreement.  In addition, subject to certain exceptions and limitations, up to an aggregate $11.25 million may be withheld from earn-out proceeds (if and when achieved) and deposited into escrow, and will be available to satisfy outstanding claims owed to the Thoratec Parties.

In connection with the Acquisition, the parties also entered into certain ancillary agreements, including exclusive, royalty-free cross licenses covering all intellectual property of Levitronix Medical and its subsidiaries and of Levitronix Technologies and its subsidiaries, as well as transition services agreements under which certain employees of Pharos, Levitronix Technologies or its subsidiaries will provide specified services to Thoratec, Levitronix Medical and Levitronix Medical’s subsidiaries for a period generally not exceeding six months.  Thoratec has also entered into employment arrangements with approximately 30 of Levitronix Medical’s medical business employees in connection with the Acquisition.

The foregoing is a summary of the terms of the Merger Agreement, and does not purport to summarize or include all terms relating to the transactions contemplated by the Merger Agreement and the other agreements referenced herein.  The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2011.

Item 2.02 Results of Operations and Financial Condition

On August 3, 2011, Thoratec issued a press release announcing its second quarter ended July 2, 2011 results, the text of which is attached hereto as Exhibit 99.1.

The press release is attached hereto as Exhibit 99.1, which is furnished under Item 2.02 of this report and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01 Other Events

On August 3, 2011, the Company issued a press release announcing that it had entered into the Merger Agreement and consummated the Acquisition. The press release is attached hereto as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial statements and Exhibits

Exhibit Number	Exhibit

99.1	Press Release, dated August 3, 2011, regarding results for the second quarter ended July 2, 2011
99.2	Press Release, dated August 3, 2011, regarding acquisition of Levitronix LLC

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORATEC CORPORATION

By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

Date: August 3, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated August 3, 2011, regarding results for the second quarter ended July 2, 2011
99.2	Press Release, dated August 3, 2011, regarding acquisition of Levitronix LLC